EXHIBIT 11

                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)



                                         Three months ended   Nine months ended
                                            September 30,       September 30,
                                           1998      1997      1998      1997
                                           ----      ----      ----      ----


Net earnings                             $15,644   $12,822   $39,092   $29,645
                                         =======   =======   =======   =======

Weighted average shares:
  Common shares outstanding               42,688    42,368    42,638    42,197

  Common equivalent shares issuable
  upon exercise of employee stock
  options                                    718       931       824     1,008
                                         -------   -------   -------   -------

Diluted weighted average shares           43,406    43,299    43,462    43,205
                                         =======   =======   =======   =======


Basic earnings per share                 $   .37   $   .30   $   .92   $   .70
                                         =======   =======   =======   =======

Diluted earnings per share               $   .36   $   .30   $   .90   $   .69
                                         =======   =======   =======   =======